Exhibit 99.1

Annex A

(1)	Fluence Energy, LLC, a Delaware limited liability company (the “Company”) was established in January 2018 as a joint venture between AES Grid Stability, LLC (“AES Grid Stability”) and Siemens Industry, Inc. Pursuant to the Company’s Third Amended and Restated Limited Liability Company Agreement, dated as of October 27, 2021, by and among the Company, a Delaware limited liability company, Fluence Energy, Inc., a Delaware corporation (“Issuer”), AES Grid Stability and the other Members (as defined therein) party thereto, and in connection with the consummation of Issuer’s initial public offering, Issuer recapitalized the units, including the Class A units, held by the existing members of the Company, which included AES Grid Stability among others, into a new single class of limited liability company interest in the Company (the “LLC Units”), resulting in AES Grid Stability receiving 58,586,695 LLC Units and an equivalent number of shares of Class B-1 common stock, $0.00001 par value per share, of Issuer (the “Class B-1 Common Stock”). Each LLC Unit and an equal number of shares of Class B-1 Common Stock of the Issuer together are exchangeable at the discretion of the holder for, at the Issuer's election, shares of Class A Common Stock on a one-for-one basis or the cash value thereof, subject to certain exceptions, conditions and adjustments, and have no expiration date.